SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

IMPAC MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing relates to the proposed acquisition of IMPAC Medical Systems, Inc. (the “Company”) by Elekta AB (publ), pursuant to an Agreement and Plan of Merger dated as of January 17, 2005.

On January 18, 2005, the Company distributed the following Frequently Asked Questions (“FAQs”) to its employees. On that date, the Company also posted these FAQs on its website, www.impac.com.

ELEKTA ACQUISITION OF IMPAC

QUESTIONS AND ANSWERS FOR IMPAC EMPLOYEES

General questions

Who is Elekta?

Elekta is an international medical-technology group, developing the world’s most advanced clinical solutions for high precision radiation treatment of cancer and for non- or minimally invasive treatment of brain disorders.

Elekta’s systems and solutions are used at over 2,000 hospitals around the world to treat cancer and to diagnose and treat brain disorders, including tumors, vascular malformations and functional disorders.

By developing clinical solutions through close collaborative relationships with clinical partners in research and advanced product development, Elekta is addressing the healthcare systems’ need for reduced hospitalization costs as well as the patients’ wish for less traumatic treatment options. All of Elekta’s solutions employ non-invasive or minimally invasive techniques and are therefore clinically effective, gentle on the patient and cost-effective.

Elekta was founded in 1972 by the late Lars Leksell, professor of neurosurgery at the Karolinska Hospital. The company has been listed on Stockholmsbörsen (Stockholm Stock Exchange) since 1994 with a current market cap of approximately SEK 6 bn (USD $870M). Elekta does not have American Depositary Receipts (ADRs) listed for trading in the US.

During fiscal year 2003/04, sales amounted to SEK 2,900 M (USD $420M), with 1,170 employees at fiscal year end.

The primary markets for Elekta’s products are Europe and North America, followed by Asia and Japan. The head office is located in Stockholm, Sweden, and regional offices are located in Crawley, UK; Atlanta, USA; Hong Kong and Kobe, Japan. Elekta has subsidiaries in 16 countries.

Elekta conducts extensive research and development with around 250 qualified team members involved in the product creation process at the company’s research centers in Sweden, the UK, USA and Finland.

More information about Elekta is available at www.Elekta.com.

What is the strategic rationale for this deal?

Together and as one global company with systems and solutions installed at over 3,000 hospitals around the world, Elekta and IMPAC will be able to provide the industry’s broadest offering and supply an unsurpassed competence of the whole cancer care process. With a recognized leadership in advanced technology for radiation therapy, the combined company will also be the world’s largest supplier of oncology software.

IMPAC brings an in-depth knowledge of the whole cancer care management process including oncology EMRs, medical oncology and pathology. Adding this Elekta’s gold standard solutions in high precision radiation treatments, stereotactic applications and image guidance will create a company with unparalleled coverage of the whole oncology treatment area.

For Elekta, the acquisition is expected to result in a significantly increased market presence and customer base in the US, as well as enhancing its ability to provide a complete oncology system. Within Elekta, and taking advantage of Elekta’s large global installed base of treatment systems, IMPAC expects to have significantly more opportunities to speed up international growth, including being able to provide a “package” or “bundled” treatment solution.

Why are you doing this right now?

Elekta and IMPAC have had a close collaboration to develop new interfaces and streamlined offerings but realized that beyond a certain level of coordination both development organizations need to have identical priorities to be able to proceed quickly and efficiently on a global basis.

Many customers have also expressed a wish to see integrated solutions from more than one supplier, in order to have a choice between systems but still only need to interact with one supplier.

IMPAC is an entrepreneurial software company. What kind of company is Elekta?

Elekta started as a small entrepreneurial company that has grown into a global medical technology Group. The acquisition of Philips Radiation Therapy in 1997 brought more structure into the way that the company is managed, but the entrepreneurial spirit can still be perceived throughout the organization and it is now even more international and multi-cultural. Elekta Inc., the US subsidiary of Elekta, is based in Atlanta, GA since 1983, and is primarily focused on the sales and service of Elekta’s products in the US market. After many meetings between Elekta and IMPAC management we have found a lot of similarities and a good fit between the two companies’ values – a cultural fit - to build on the future. Elekta has some very distinct and core values that you can read about on our website: http://www.Elekta.com/corporate.nsf.

How do I know “who is who” in Elekta?

Please visit our website: http:/www.Elekta.com for more information about Elekta, Elekta’s products, the company’s history, Group Management including Executive Committee and current organization.

Elekta is a medical device and mainly a hardware company. How will you be able to manage a software company?

Following the completion of the acquisition, no major restructuring will be required and the two companies will work in close collaboration, each focusing on its own operations. Integration will take place gradually and only where it benefits customers and makes operations more efficient.

Together, Elekta and IMPAC expect to be able to expedite the development of the open architecture interfaces between their products. Combining the intensive R&D efforts and unsurpassed joint product development competence of Elekta and IMPAC, the product development will accelerate both in information systems and treatment solutions.

What can Elekta bring to IMPAC?

For Elekta, the acquisition will result in a significantly increased market presence and customer base in the US, creating new opportunities for marketing of complete treatment solutions. The acquisition is also expected to accelerate the growth of Elekta and contribute to increased profitability.

The two companies complement each other both technically and geographically. IMPAC has an in-depth knowledge of the whole cancer care management process, including oncology EMRs, medical oncology and pathology. Adding to this, Elekta’s gold standard solutions in high precision radiation treatments, stereotactic applications and image guidance will create a company with unparalleled coverage of the whole oncology treatment area.

Elekta is international while IMPAC has a strong position in the US market. More than 95 percent of Elekta’s sales are outside Sweden, whereas more than 95 percent of IMPAC’s direct sales are within the USA. Within Elekta, and leveraging on Elekta’s large installed base of treatment systems, IMPAC will have significantly more opportunities to speed up the penetration of non-US markets.

The IMPAC R&D organization will take on the role as a center of excellence in relevant parts of Elekta’s software development efforts, thereby adding both expertise and valuable capacity to the two companies combined.

What interest does Elekta have in continuing with non-Radiation Oncology product development and sales?

Non-Radiation Oncology product lines are of great interest to Elekta’s strategic development and its efforts to evolve into a comprehensive cancer management company.

It is Elekta’s intention to preserve the value of the existing IMPAC business. IMPAC has established a product strategy and offering that targets markets that Elekta today does not serve. This is a sizeable business with a healthy contribution, a value which Elekta has a strong interest in maximizing.

Elekta believes there is merit in being a supplier of complete solutions for comprehensive cancer treatment in the future. Furthermore Elekta believes it has a unique contact network with professionals active in comprehensive cancer care across the world.

The user requirements for complete solutions may, however, change from market to market. Being a global supplier of solutions, Elekta will therefore need to evaluate the speed and focus of any future international roll out of IMPACs’ complete product range.

What company will I work for in the future?

You will continue to be an IMPAC employee. The IMPAC business will be operated as a wholly owned subsidiary of Elekta Holdings, which is a wholly owned subsidiary of Elekta AB.

Under what brand will IMPAC and its products be marketed?

IMPAC will remain the legal entity after closing and we will operate the business unit within North America under the name IMPAC Medical Systems an Elekta Company. In the rest of the world the products will be branded Elekta IMPAC. Our branding (company and products) as well as how we operate will remain largely unchanged, unless the two entities find and exploit new areas of revenue and cost synergies.

Where will the corporate headquarters of our company be based?

The corporate headquarters of the Elekta Group is in Stockholm, Sweden.

When will the acquisition of IMPAC be completed?

We currently expect that the acquisition process will be completed by mid April 2005, if no unforeseen issues emerge.

What is the anticipated deal timing?

We expect it to take about twelve weeks to obtain shareholder and regulatory approval. The deal should thus close in mid-April.

What is the difference between signing and closing?

Although by signing, we have agreed to all of the final business and financial terms, the transaction really isn’t done (closed) until we obtain final governmental approval and a sufficient number of IMPAC shareholders agree to sell their shares at the agreed upon price. Accordingly, until closing we will operate as separate companies, essentially in the same manner as we always have.

Will the founders of IMPAC remain with the company after the acquisition?

Yes. We still are on a mission to solve the very difficult problem of helping providers deliver advanced forms of cancer therapy with high quality and efficiency. We are committed to seeing that mission through to its completion. IMPACS’ founders will have very active roles going forward. Joe will be joining the Elekta Group Management team and will continue as President & CEO of IMPAC. He will also take the functional role as deputy Head of Technology Development and Operations for the merged company, working side by side with Volker Stieber, Head of Technology Development and Operations at Elekta.

David will continue to build the international organization. He will also take responsibility for business development for all IMPAC’s product lines. Jay will remain COO of IMPAC and keep responsibility for Product Management and Engineering for the full IMPAC product portfolio.

Elekta CEO, Laurent Leksell, is truly excited and very pleased that we have seized the opportunity to continue to develop IMPAC’s business together with the Elekta team.

How will IMPAC be integrated?

Following the completion of the acquisition, no major restructuring will be required and the two companies will work independently, focusing on its own operations but of course in close cooperation. Integration will take place gradually and only where it benefits the customers and makes operations more efficient.

Employment questions

Will I have a job tomorrow?

Elekta and IMPAC operate in a growing market. Joining forces, Elekta and IMPAC will form the world’s most comprehensive cancer management company. Elekta’s international sales organization will speed up the penetration of IMPAC products in non-US markets. We therefore foresee very little re-structuring needs as a consequence of the merger.

Does this mean that no employees will be laid off?

Since our respective businesses overlap minimally, we expect lay offs will be limited. Those that may be identified will be primarily where there is clear duplication of roles and where the company cannot offer the individuals affected a role commensurate with their qualifications and expectations. It is the policy of Elekta management to provide employees with alternative roles within the group whenever possible. Potential lay offs will be determined as close as possible to closing date.

Where will my future work place be?

No movement of IMPAC personnel has been planned, and so your work place will remain in line with IMPAC plans before the acquisition.

Will my benefits remain unchanged?

Until closing, there will be no change. After closing, we will examine the benefits of IMPAC and Elekta’s US operation and determine if there is a benefit to harmonizing what is offered to the combined work force.

Will my compensation change?

Compensation matters will be handled as they have been historically in the course of business.

When will I learn about Elekta’s Company Policies and Procedures?

After the close date, meetings will be held to discuss Elekta’s Company policies and benefits in greater detail.

What will happen to my seniority?

Employees will receive credit for past service with IMPAC for purposes of accrual of vacation time and for eligibility to participate in any Employee benefit plans offered to Elekta’s U.S Employees.

What will happen to my options in IMPAC?

Holders of options, whether vested or unvested, that have exercise prices below the merger price offered to IMPAC stockholders, will receive a cash payment of the difference between the merger price and the exercise price for each option they hold. Options with exercise prices greater than the merger price will be cancelled and the option holder will not receive any payment for that option.

What will happen to the Stock Purchase Plan?

Those employees participating in the October - April Offering period, will be given the opportunity to purchase IMPAC shares per the provisions of the Stock Purchase Plan prior to the close. These owned shares will receive the same treatment as other previously owned shares.

Will there be any office closures in IMPAC or Elekta?

The key site for IMPAC’s operations will remain Mountain View, California. There are no plans for office closures. Our intent is to maintain our existing leases. As has been our normal business practice, we will evaluate our business and space needs on a periodic basis.

Business

How will this acquisition impact your position in the US?

The acquisition of IMPAC, will significantly strengthen Elekta’s presence in the US. Combined, Elekta and IMPAC will have relationships with more than 3,000 hospitals and cancer centers around the world, including over 1,300 oncology centers, over 1,100 cancer registry operations and over 400 pathology laboratories in North America. We believe that this in the mid- to long-term will accelerate Elekta’s sales growth in the US.

Is there a major risk that IMPAC will lose business from Elekta’s competitors i.e. Varian or Siemens?

Elekta will continue to strongly support open standards and interfaces and the new combined group will continue to work closely with other suppliers to be able to offer customer’s the product configurations that they wish. The intent is then, of course, to continue to supply ‘best of breed’ solutions that customers prefer.

What are you planning to do about IMPAC’s distribution relationship with Siemens?

There will be no change in how IMPAC conducts business with Siemens. Open connectivity based on industry standards is of great importance for all customers and supports the continued improvement of cancer care. The acquisition of IMPAC will allow us to assume global leadership in the accelerated development of industry-wide standards and protocols in cancer care in general and in radiation oncology in particular.

If the Siemens’ relationship is maintained, will you not be supporting your competitor and hurting your business?

Elekta believes it and the IMPAC team will continue to offer advanced solutions, where each component will continue to be considered ‘best of breed’ and which should lead customers to prefer each element on its own merit. If, however, customers prefer devices from another supplier but wish to use Elekta software, they should be offered this choice. Anyhow, Elekta maintains a strong relationship to the customer and is able to continue to build its successful software operations.

Are you going to move to a bundled only solution?

No, Elekta and IMPAC remain firmly committed to an open architectural format. We even invite industry colleagues to take part in this development and we truly believe that all vendors should participate in an effort to make closed systems and vendor-specific connectivity solutions a thing of the past.

What will happen to IMPAC customers who do not use Elekta accelerators? Will they still be supported?

Yes, absolutely! These customers will not lose any priority by the IMPAC sales and support organizations.

Will research money only be spent on Elekta related software projects now?

Of course not! Like all sophisticated research organizations, Elekta will continue to rank and prioritize all its project investments based on patient needs, user requirements and financial attractiveness. Elekta is acquiring a successful, profitable and quickly growing business that needs attention and resources to continue to flourish on a global basis. All projects will therefore receive the same review and attention, regardless of origin.

Is there any overlap with Elekta’s existing product lines?

Actually very little. IMPAC’s and Elekta’s software products are basically complementary.

How should IMPAC and Elekta employees answer questions from Elekta clients with software from third party providers?

Both Elekta and IMPAC have been and will, as a new entity, remain committed to open system architectures. This means that the merged group will continue to support integration of other hardware and software vendors, as well as play a driving role in continuing the efforts to establish industry standard interfaces.

How should IMPAC and Elekta employees answer questions from IMPAC clients with devices from other providers?

Both Elekta and IMPAC have been and will, as a new entity, remain committed to open system architectures. This will mean that the merged group will continue to support integration of other hardware and software vendors as well as play a driving role in continuing the efforts to establish industry standard interfaces.

Does Elekta have the competency, skills and capacity to support IMPAC’s business outside of the US?

Yes. Because of its small home market Elekta had to become international from the start and today it is a truly international company. Elekta operates wholly owned subsidiaries in 16 countries worldwide and long term distributors in several other markets. The Elekta organization has provided complete hardware and software solutions in most of these countries for a long time and will therefore add a strong international presence to improve IMPACS’ international sales.

How will we handle customer communications?

We will jointly be preparing a press release and letters to send to all of our customers. We will also be updating our respective web sites as well as providing you with a FAQ to help you in the event you get direct customer questions.

Will the merger affect shows and marketing?

We will continue to attend all planned shows as IMPAC. We will also continue to hold our User’s meeting at ASTRO and in Monterey for the Pathology group

For further information related to customer questions please see “Customer Q&A (combined)”.

Who will be eligible to provide information on more general questions and HR questions?

General questions:	Joe Jachinowski	E-mail: “Jachinowski, Joe” <Joe@impac.com>
HR questions:	Laurie Shermer	E-mail: “Shermer, Laurie” <Laurie@impac.com>

Who is eligible to provide information about how to answer difficult customer questions?

Sales and Service questions relating to IMPAC to be answered by:

IMPAC Sales USA: Scott Soehl	E-mail: “Soehl,Scott” <Scott@impac.com>
IMPAC Sales, International: David Auerbach	E-mail: “Auerbach,David” <David@impac.com>
IMPAC Service: Len Lyons	E-mail: “Lyons,Len” <Len@impac.com>

Sales and Service questions relating to Elekta to be answered by:

Sales force questions in the USA:	Anthony deCarolis; Anthony.DeCarolis@elekta.com
Service questions in the USA:	David Biscotti; david.bisciotti@elekta.com

Sales force questions in Europe:	Gerry vanOortmarssen; Gerry.vanOortmarssen@elekta.com
Service questions in Europe:	Andy Bates; Andy.Bates@elekta.com

Sales force questions in Asia:	Gilbert Wai; Gilbert.Wai@elekta.com
Service questions in Asia:	Emil Chan; emil.chan@elekta.com
Sales force questions in Japan:	Stephen Otto; Stephen.Otto@elekta.com
Service questions in Japan:	Stephen Otto; Stephen.Otto@elekta.com

Global Service Questions:	Bill Yaeger; bill.yaeger@elekta.com

Technical questions:	Dee Mathieson; Dee.Mathieson@elekta.com

Additional Information About the Merger and Where to Find It

IMPAC will file a proxy statement and other documents regarding the proposed merger with the SEC. IMPAC STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT IMPAC, ELEKTA, THE MERGER AGREEMENT AND THE MERGER. A definitive proxy statement will be sent to stockholders of IMPAC seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by IMPAC with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by IMPAC with the SEC may also be obtained free of cost by directing a request to: Investor Relations, IMPAC Medical Systems, Inc, 100 West Evelyn Avenue, Mountain View, California 94041; or pr@IMPAC.com. You may also read and copy any reports, statements and other information filed by IMPAC at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

IMPAC and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies of IMPAC stockholders in connection with the proposed merger. Certain directors and executive officers of IMPAC may have interests in the merger that are different from, or in addition to IMPAC’s stockholders generally, including severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of IMPAC common stock generally, and their interests will be described in the proxy statement that will be filed by IMPAC with the SEC.